EXHIBIT 99.1

INVESTOR CONTACTS:

John Kelly, CFO
(413) 747-3305
jkelly@smith-wesson.com

Liz Sharp, Investor Relations
(480) 367-5015
lsharp@smith-wesson.com

Smith & Wesson Reports Third Quarter Financial Results

Year-Over-Year Net Sales Growth of 13.4%; Firearms Growth of 22.5%

SPRINGFIELD, Mass., March 8, 2005 — Smith & Wesson Holding Corp. (Amex: SWB), the legendary 153-year old firearms maker, today announced its financial results for the third fiscal quarter ended January 31, 2005.

Sales for the three months ended January 31, 2005 were $31.1 million, a 13.4% increase over sales of $27.4 million for the comparable quarter in fiscal 2004. Firearms sales, the Company’s core business, posted year-over-year quarterly growth of 22.5%. Net loss for the quarter was $32,658, or $.00 per diluted share, compared with a net loss of $1.7 million, or $.06 per diluted share, for the comparable quarter in fiscal 2004.

For the nine months ended January 31, 2005, net product sales were $88.0 million, a $2.9 million, or 3.4%, increase over the nine months ended January 31, 2004. Firearms sales were $80.3 million, a $7.6 million, or 10.5%, increase over the comparable period in fiscal 2004. Net income for the nine months ended January 31, 2005 was $3.7 million, or $.11 per diluted share, compared with a net loss of $450,696, or $.01 per diluted share, for the comparable period in fiscal 2004.

Michael Golden, President and Chief Executive Officer, said, “I am pleased with our sales performance for the quarter, particularly the increase in our pistol sales. We responded to this growth with a number of initiatives, including a transition early in the quarter to a seven-day workweek and improvements in our manufacturing processes. We began to see the positive impact of those changes in our January results. We will now focus on continuing to improve our manufacturing processes and our marketing and sales activities. We also made tremendous strides this quarter in building our new management team, with the addition of key executives with proven track records who will drive our sales, licensing and operations.”

Growth in net product sales for the third quarter 2005 resulted from higher domestic demand for the Company’s firearms. The Model 500 revolver continued to deliver increased sales numbers, the result of a successful launch of the new 4” barrel product in 2004. The Company’s 1911 line of pistols benefited from the formal launch and extensive media coverage of three new pistol additions introduced at the January 2005 SHOT Show in Las Vegas. Non-firearm sales for the third quarter 2005 posted a year-over-year decline of $1.6 million, due primarily to the Company’s decision to discontinue its unprofitable optics product line in the third quarter of fiscal 2004. The increase in net product sales for the nine months ended January 31, 2005 reflected the increased demand for the Company’s firearms. Non-firearm sales decreased by $4.7 million over the nine months ended January 31, 2004, driven by reduced handcuff sales and discontinued product lines which were included in the sales for the prior year.

Improvement in the net loss for the third quarter of fiscal 2005 over the third quarter of fiscal 2004 was attributable to higher sales and reduced operating expenses. Operating expenses for the third quarter of fiscal 2004 were impacted by a number of one-time charges, including the discontinuation of two product lines, one-time restructuring costs of $1.0 million, and legal and professional fees associated with the restatement of prior period financial statements.

John Kelly, Chief Financial Officer, said, “In addition to growing our revenue, we dramatically strengthened our balance sheet this quarter through refinancing activities. As a result, we reduced our total debt by $21.3 million and improved our debt-to-equity ratio from its April 2004 level of 2.5 to 1 to its current level of .8 to 1. In conjunction with the refinancing, we obtained a revolving credit line, which is available for immediate use, as well as a capital expenditure credit line, which will be available to us in fiscal 2006. These resources will provide us with access to capital as we continue to grow our business.”

Gross margin for the three months ended January 31, 2005 was $7.7 million, or 24.5%, a slight decrease from the comparable quarter in fiscal 2004. The shift to a seven-day workweek to meet increasing demand resulted in additional labor and training costs, which impacted gross margins for the quarter. In addition, increased consulting expenses for the Company’s Lean/Six Sigma efforts and increased medical costs both contributed to lower margins. The Lean/Six Sigma program will now be driven internally, and the Company therefore expects that costs for that program will decline.

Outlook for the Full Year 2005

The Company currently expects net product sales for the year ending April 30, 2005 to increase by approximately 3% to 6% over the $117.9 million reported for the year ended April 30, 2004. Firearms sales for 2005 are expected to increase by about 9% over fiscal 2004 levels. The Company expects net income for the year ending April 30, 2005 to be between $5.1 and $5.9 million, or $.14 and $.17 per fully diluted share, compared with $1.4 million, or $.04 per fully diluted share, for the year ended April 30, 2004.

About Smith & Wesson

Smith & Wesson Holding Corp., through its subsidiary Smith & Wesson Corp., is one of the world’s largest manufacturers of quality handguns, law enforcement products and firearm safety/security products. The Company also provides shooter protection, knives, apparel, footwear and other accessory lines. The Company is based in Springfield, Mass., with manufacturing facilities in Springfield and Houlton, Maine. The Smith & Wesson Academy is America’s longest-running firearms training facility for America’s public servants. For more information, call (800) 331-0852 or log on to www.smith-wesson.com.

Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales and earnings for the fiscal year ending April 30, 2005, the Company’s strategies, and the demand for the Company’s products. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, and other risks detailed from time to time in the Company’s reports filed with the SEC.

# # #

SMITH & WESSON HOLDING CORPORATION and Subsidiaries

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

	Three months ended		Nine months ended
	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Net product sales	$31,145,521	$27,454,067	$87,992,435	$85,121,081
License revenue	417,100	464,521	1,339,868	1,250,525
Cost of goods sold	23,813,847	19,499,459	61,764,476	59,570,067
Cost of services	600	229,627	34,421	287,123

Gross profit	7,748,174	8,189,502	27,533,406	26,514,416

Operating expenses:
Research and development, net	64,862	15,789	140,185	513,552
Selling and marketing	3,716,024	3,180,184	9,737,460	9,456,164
General and administrative	3,148,020	6,146,958	11,548,278	14,047,031
Restructuring costs	—	1,007,817	—	1,007,817

Total operating expenses	6,928,906	10,350,748	21,425,923	25,024,564

Income (loss) from operations	819,268	(2,161,246)	6,107,483	1,489,852

Other income/(expense):
Other income/(expense)	(234,744)	175,916	1,940,562	(8,868)
Interest income	89,957	78,673	273,256	248,569
Interest expense	(711,161)	(831,751)	(2,365,799)	(2,511,063)

	(855,948)	(577,162)	(151,981)	(2,271,362)

Income (loss) before income taxes	(36,680)	(2,738,408)	5,955,502	(781,510)
Income tax (benefit) expense	(4,022)	(1,031,476)	2,252,307	(330,814)

Net income (loss)	$(32,658)	$(1,706,932)	$3,703,195	$(450,696)
Other comprehensive income:
Unrealized gain on marketable securities	—	7,826	—	10,968

Comprehensive income (loss)	$(32,658)	$(1,699,106)	$3,703,195	$(439,728)

Weighted average number of common equivalent shares outstanding, basic	31,499,193	30,762,304	31,262,905	30,685,493

Net income (loss) per share, basic	$(0.00)	$(0.06)	$0.12	$(0.01)

Weighted average number of common equivalent shares outstanding, diluted	31,499,193	30,762,304	34,391,124	30,685,493

Net income (loss) per share, diluted	$(0.00)	$(0.06)	$0.11	$(0.01)

SMITH & WESSON HOLDING CORPORATION and Subsidiaries

CONSOLIDATED BALANCE SHEETS

As of:

	January 31, 2005	April 30,2004
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$932,269	$5,510,663
Marketable securities	—	1,538,738
Accounts receivable, net of allowance for doubtful accounts of $105,374 on January 31, 2005 and $100,000 on April 30, 2004	19,872,564	20,249,858
Inventories	16,991,376	15,986,705
Other current assets	2,374,512	1,823,181
Deferred income taxes	4,495,663	3,900,480
Income tax receivable	134,787	160,596

Total current assets	44,801,171	49,170,221

Property, plant, and equipment, net	16,691,342	11,021,174
Intangibles, net	325,378	351,908
Collateralized cash deposits	—	22,673,059
Notes receivable	1,040,690	1,072,359
Deferred income taxes	7,079,884	9,607,287
Other assets	6,645,082	7,379,099

	$76,583,547	$101,275,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,754,524	$9,608,975
Accrued expenses	7,553,038	8,335,196
Accrued payroll	2,590,485	3,920,426
Accrued taxes other than income	1,036,682	1,055,506
Accrued profit sharing	1,786,266	2,272,030
Deferred revenue	576,936	442,291
Current portion of notes payable	1,561,790	4,039,456

Total current liabilities	25,859,721	29,673,880

Notes payable	16,438,210	37,870,046

Other non-current liabilities	13,084,032	16,913,947

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 31,499,193 shares on January 31, 2005 and 30,935,799 shares on April 30, 2004 issued and outstanding	31,499	30,936
Additional paid-in capital	17,352,771	16,651,934
Retained earnings	3,817,314	114,119
Accumulated other comprehensive income	—	20,245

Total stockholders’ equity	21,201,584	16,817,234

	$76,583,547	$101,275,107

SMITH & WESSON HOLDING CORPORATION and Subsidiaries

CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
For the Nine Months Ended:

	January 31, 2005	January 31, 2004
Cash flows provided by (used for) operating activities:
Net income (loss)	$3,703,195	$(450,696)
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Amortization and depreciation	1,718,205	1,131,787
Gain on disposal of product line	(450,515)	—
Loss (gain) on sale of assets	(94,377)	75,008
Write-off of patents	39,741	—
Provision for losses on accounts receivable	9,800	22,700
Provision for excess and obsolete inventory	408,104	148,111
Stock compensation for services	—	11,400
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	367,494	(846,487)
Inventories	(1,412,775)	363,880
Other current assets	(551,331)	3,263,624
Deferred taxes	2,034,129	(393,731)
Income tax receivable	25,809	(42,716)
Note receivable	31,669	(82,605)
Other assets	1,378,860	1,293,655
Increase (decrease) in liabilities:
Accounts payable	1,145,549	(3,058,656)
Accrued payroll	(1,329,941)	(325,969)
Accrued profit sharing	(485,764)	(32,691)
Accrued taxes other than income	(18,824)	78,303
Accrued expenses	(782,158)	(2,004,201)
Other non-current liabilities	(3,829,915)	(2,100,051)
Deferred revenue	285,160	659,776

Net cash provided by (used for) operating activities	2,192,115	(2,289,559)

Cash flows provided by (used for) investing activities:
Payments to acquire marketable securities	—	(33,898)
Proceeds from sale of marketable securities	1,518,493	—
Decrease (increase) in collateralized cash deposits	22,673,059	(1,254,414)
Payments to acquire patents	(25,477)	(14,109)
Proceeds from sale of property and equipment	105,375	14,799
Proceeds from sale of product line	300,000	—
Payments to acquire property and equipment	(7,387,105)	(2,996,106)

Net cash provided by (used for) investing activities	17,184,345	(4,283,728)

Cash flows used for financing activities:
Payment on notes payable, Tomkins	(27,000,000)	(1,000,000)
Proceeds from loans and notes payable	18,000,000	—
Debt issuance costs	(644,843)	—
Proceeds from sale of common stock	123,307	133,593
Proceeds from exercise of options to acquire common stock	476,184	45,400
Payments on loans and notes payable, unrelated parties	(14,909,502)	—

Net cash used for financing activities	(23,954,854)	(821,007)

Net decrease in cash and cash equivalents	(4,578,394)	(7,394,294)
Cash and cash equivalents, beginning of year	5,510,663	12,182,010

Cash and cash equivalents, end of period	$932,269	$4,787,716